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                                                                    Exhibit 21.1


                       DIRECT AND INDIRECT SUBSIDIARIES OF
                         THE PENN TRAFFIC COMPANY AS OF
                                 APRIL 15, 1994


Dairy Dell
Sunrise Properties, Inc.
Pennway Express, Inc.
Abbott Realty Corporation
Big M Supermarkets, Inc.
Bradford Super Market, Inc.
Commander Foods, Inc.
P & C Food Markets, Inc. of Vermont
Penny Curtiss Baking Company, Inc.
Big Bear Distribution Company
St. Mary's Foods, Inc.
Seneca Falls Foods, Inc.
Chili Paul Foods, Inc.
12th & Powell Foods, Inc.
Corry Foods, Inc.
Dunkirk Foods, Inc.
Jamestown Foods, Inc.
Fredonia Foods, Inc.
Lakewood Foods, Inc.
East 6th Street Foods, Inc.
Grandview Foods, Inc.
26th & Legion Foods, Inc.
Eastway Foods, Inc.
Liverpool Big M, Inc.